Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jagged Peak Energy Inc.:

We consent to the use of our report dated October 11, 2016, with respect to the balance sheet of Jagged Peak Energy Inc. as of September 20, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
January 6, 2017